Exhibit 99.1

Playtex Products, Inc. Commences
Debt Tender Offers and Consent Solicitations

WESTPORT, Conn., September 5, 2007 — Playtex Products, Inc. (the “Company”) announced today that it has commenced a tender offer for all of its outstanding $290,205,000 aggregate principal amount of 8% Senior Secured Notes Due 2011 (CUSIP No. 72813PAK6) (the “8% Notes”) and outstanding $288,721,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes Due 2011 (CUSIP No. 72813PAH3) (the “9 3/8% Notes” and together with the 8% Notes, the “Notes”). In conjunction with the tender offer, for each series of Notes, the Company is soliciting the consent of the holders of a majority in aggregate principal amount of the outstanding Notes in such series, to eliminate substantially all of the restrictive covenants contained in the indenture governing such Notes.

Subject to certain conditions described in the Offer to Purchase and Consent Solicitation dated September 5, 2007 (the “Offer to Purchase”), holders who validly tender Notes and deliver consents at or prior to 5:00 p.m., New York City time, on September 19, 2007, unless such time is extended (the “Consent Date”), will be entitled to receive the Total Consideration (as described below), which includes a consent payment of $30.00 per $1,000 principal amount of Notes (the “Consent Payment”). Holders who validly tender and deliver Notes after the Consent Date but at or prior to 5:00 p.m., New York City time, on October 3, 2007, unless such time is extended (the “Expiration Date”), will be entitled to receive the Tender Consideration, which is equal to the Total Consideration less the Consent Payment. Assuming that all conditions to the tender offers have been satisfied or waived, payment will be made promptly following the Company’s acceptance of such tendered Notes which it currently expects to be on or about October 1, 2007 (the “Initial Payment Date”).

The Total Consideration for each $1,000 principal amount of 8% Notes validly tendered and not validly withdrawn prior to the Consent Date will be an amount equal to (i) the sum of (a) the present value as of the Initial Payment Date of $1,040.00 on March 1, 2008 (the “8% Notes First Call Date”) plus (b) the present value as of the Initial Payment Date of the interest payment that is scheduled to be paid on the 8% Notes from the most recent interest payment date until the 8% Notes First Call Date, in each case discounted on the basis of the yield equal to (x) the yield on the 4 5/8% U.S. Treasury Notes due February 29, 2008, as calculated by the Dealer Manager in accordance with standard market practice, as of 2:00 p.m., New York City time, at least ten business days prior to the Expiration Date, plus (y) 50 basis points, minus (ii) accrued and unpaid interest from, and including, the most recent interest payment date to, but not including, the Initial Payment Date.

The Total Consideration for each $1,000 principal amount at maturity of 9 3/8% Notes validly tendered and not validly withdrawn prior to the Consent Date will be $1,033.75.

All Notes accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable payment date.

The Offer to Purchase and this notice is not an offer to sell or a solicitation to buy any securities. The Company’s obligation to accept for purchase and to pay the Total Consideration or Tender Consideration, as applicable, for each of the Notes validly tendered in the tender offer is subject to, and conditioned upon, the satisfaction of or waiver of the following: (1) the Company shall have received consents which have not been revoked in respect of at least a majority in principal amount of the Notes of such series, and (2) that all conditions to the closing of the previously announced merger with Energizer Holdings, Inc. have been satisfied, or will be satisfied on the date of such purchase. The Company reserves the right, in its sole discretion, to waive any or all conditions of the tender offers on or prior to the acceptance date.

The tender offers are being made only pursuant to the Offer to Purchase. The Company has retained Banc of America Securities LLC to serve as the exclusive Dealer Manager and Solicitation Agent for the tender offers and Global Bondholder Services Corporation to serve as the Information Agent. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at 866-470-4300 (toll-free). Questions regarding the tender offers and consent solicitations may be directed to Banc of America Securities LLC, High Yield Special Products at 888-292-0070 (toll-free) or 704-388-9217.

About Playtex Products, Inc.

Celebrating 75 years of innovation, Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Skin Care, Feminine Care, and Infant Care products, including Banana Boat, Hawaiian Tropic, Wet Ones, Playtex gloves, Playtex tampons, Playtex infant feeding products, and Diaper Genie.

About Energizer Holdings, Inc.

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a global leader in the dynamic business of providing portable power and ranks among the world’s largest manufacturers of primary batteries and flashlights.   Anchored by our universally recognized and respected Energizer and Eveready brands, the portfolio of products includes household batteries, specialty batteries and battery-powered lighting products.  Energizer is also the parent company of Schick-Wilkinson Sword, the second largest manufacturer of wet shave products in the world.  With two widely recognized personal care brands, SWS competes successfully in all three segments of the global wet shave category — men’s systems, women’s systems and disposables.  Energizer trades on the New York Stock Exchange under the symbol ENR.